KNOLL

Knoll Announces Greenhouse Gas Reduction Project in Partnership with the Chicago Climate Exchange--First Contract Furniture Industry Member

$1,000,000 Environmental Commitment, Building on the Knoll Journey Toward Sustainability, Results from Company's Participation in 2006 Clinton Global Initiative Annual Meeting

East Greenville, PA , November 2, 2006--Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of branded furniture for the office and home, has announced a greenhouse gas reduction commitment through its membership in the Chicago Climate Exchange, Inc. (CCX®).

The project is the result of the Company's participation in the 2006 Clinton Global Initiative Annual Meeting, a non-partisan forum that includes discussions about Energy and Climate Change. The Meeting brings together a community of global leaders to devise and implement innovative solutions to some of the world's most pressing challenges. The resulting "commitments," like the Knoll-CCX partnership, leverage the unique capacities of individuals, corporations, organizations and governments.

Knoll will be the first contract furniture manufacturer to become a member of CCX. CCX facilitates the trading of "credits" (known as Carbon Financial Instruments) that companies earn for achieving reductions of emissions measured against baseline calculations.

"Joining CCX through the Clinton Global Initiative complements an already ambitious environmental program at Knoll," said Andrew Cogan, CEO.

"For well over 25 years, we have been a quiet leader in policies and practices designed to protect the biosphere, conserve natural resources and reduce waste," he added.

Dr. Richard L. Sandor, Chairman and CEO of CCX said, "We welcome Knoll with pride and excitement to the CCX family. They are not only the first member of the furniture industry to take on a legally binding commitment to tackle climate change through CCX membership but also widely recognized for their design and materials excellence. We look forward to working with the Knoll team and moving together to address climate change through emissions trading, the highest standards of energy efficiency and a commitment to environmental innovation."

Knoll has made a "commitment" to the Clinton Global Initiative to work with CCX on the reduction of its greenhouse gas emissions in North America by 10 percent by the end of 2007, from a baseline average of the years 1998 through 2001. The Company expects additional reductions from this baseline by the end of 2010 and has targeted an additional 10 percent reduction.

Carbon dioxide is a greenhouse gas and the primary factor contributing to "global warming." Greenhouse gas emissions are considered a serious risk to the environment and have led to initiatives like the ratification of the Kyoto Protocol in 1997 and the 2005 American Institute of Architects initiative to reduce by fifty percent the current consumption level of fossil fuels in buildings by the year 2030.

In addition to its partnership with CCX, and as part of its overall commitment to the Clinton Global Initiative, Knoll will pursue other projects to improve energy efficiency across its North American manufacturing facilities. These opportunities will be explored by a full-time "energy czar," who will be hired in 2007, to conceive and implement additional measures to reduce the Company's environmental footprint. Knoll values its total commitment through the Clinton Global Initiative to be $1,000,000 over five years.

Knoll also partners with third party certification organizations, including GREENGUARD®, the Forest Stewardship Council, the U.S. Green Building Council's Leadership in Energy and Environmental Design (LEED®) and the International Standards Organization. These organizations share the Company's commitment to sustainability.

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Knoll served as an in-kind donor for the 2006 Clinton Global Initiative Annual Meeting, which took place in New York on September 20 and 21. The Initiative selected the Knoll Life™ chair because of the environmental aspects that were incorporated into its design. Some 62 percent of the aluminum version of the chair, which was used at the Meeting , is made of recycled materials, and 70 to 80 percent of its components are readily recyclable.

About Chicago Climate Exchange, Inc.

CCX is the world's first and North America's only voluntary, legally binding rules-based greenhouse gas emissions reduction and trading system. CCX members reflect a cross-section of major public and private sector North American entities. Reductions achieved through the CCX market are significant in scale and impact. The Chairman and CEO of CCX is economist and financial innovator Dr. Richard L. Sandor, who was named a Hero of the Planet by Time magazine for his work in founding CCX.

About the Clinton Global Initiative

The Clinton Global Initiative provides a forum for a select and diverse group of individuals, including heads of state, CEOs, media voices, philanthropists and foundation heads, religious leaders, original thinkers and those who run highly effective non-profit organizations. By gathering leaders from many fields whose voices, policies and actions have an extraordinary impact, the Clinton Global Initiative creates an unusual opportunity to stimulate change. The Initiative focuses on four key areas: Energy and Climate Change, Global Health, Poverty Alleviation and the Mitigation of Religious and Ethnic Conflict.

About Knoll

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Contact:

David E. Bright

Knoll, Inc.

212 343-4135

dbright@knoll.com

Simon A. Kawitzky

Knoll, Inc.

212 343-4030

skawitzky@knoll.com